                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)
                                       OF
                           PACIFIC SCIENTIFIC COMPANY
                                       AT
                              $30.25 NET PER SHARE
                                       BY
                             ACC ACQUISITION CORP.
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF
                              DANAHER CORPORATION

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
         TIME, ON FRIDAY, MARCH 6, 1998, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES (AS DEFINED HEREIN) WHICH REPRESENTS AT LEAST NINETY PERCENT OF THE SHARES OUTSTANDING ON THE DATE OF PURCHASE. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE SECTION 14.

                            ------------------------

     THE BOARD OF DIRECTORS OF PACIFIC SCIENTIFIC COMPANY (THE 'COMPANY') HAS APPROVED THE OFFER AND THE MERGER (AS DEFINED HEREIN), HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF THE COMPANY AND RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

                            ------------------------

                                   IMPORTANT

     Any shareholder desiring to tender all or any portion of such shareholder's shares of common stock, par value $1.00 per share, of the Company (the 'Common Shares'), together with the associated Preferred Share Purchase Rights (together with the Common Shares, the 'Shares'), should either (a) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 or (b) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. A shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares.

     Any shareholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

     Questions and requests for assistance may be directed to the Dealer Manager or the Information Agent at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may also be directed to the Information Agent. A shareholder may also contact brokers, dealers, commercial banks and trust companies for assistance concerning the Offer.

                            ------------------------

                      The Dealer Manager for the Offer is:

                                  FURMAN SELZ

February 6, 1998

                               TABLE OF CONTENTS

INTRODUCTION...............................................................................................      1

1.    Terms of the Offer...................................................................................      3

2.    Acceptance for Payment and Payment for Shares........................................................      4

3.    Procedures for Tendering Shares......................................................................      5

4.    Withdrawal Rights....................................................................................      7

5.    Certain Federal Income Tax Consequences..............................................................      8

6.    Price Range of Shares; Dividends.....................................................................      9

7.    Effect of the Offer on the Market for the Shares; Exchange Listing and Exchange Act Registration.....      9

8.    Certain Information Concerning the Company...........................................................     10

9.    Certain Information Concerning the Purchaser and Parent..............................................     12

10.   Source and Amount of Funds...........................................................................     13

11.   Background of the Offer; Contacts with the Company...................................................     14

12.   Purpose of the Offer, the Merger and the Merger Agreement............................................     15

13.   Dividends and Distributions..........................................................................     24

14.   Conditions to the Offer..............................................................................     24

15.   Certain Legal Matters................................................................................     25

16.   Fees and Expenses....................................................................................     27

17.   Miscellaneous........................................................................................     27

SCHEDULE I   DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND THE PURCHASER..................................
                                                                                                               I-1

SCHEDULE II  CHAPTER 13 OF THE GENERAL CORPORATION LAW OF THE STATE OF CALIFORNIA..........................
                                                                                                              II-1

TO THE HOLDERS OF COMMON STOCK OF
PACIFIC SCIENTIFIC COMPANY:

                                  INTRODUCTION

     ACC Acquisition Corp., a California corporation (the 'Purchaser') and an indirect wholly owned subsidiary of Danaher Corporation, a Delaware corporation ('Parent'), hereby offers to purchase all outstanding shares of common stock, par value $1.00 per share (the 'Common Shares'), of Pacific Scientific Company, a California corporation (the 'Company'), together with the associated Preferred Share Purchase Rights (the 'Rights' and, together with the Common Shares, the 'Shares') issued pursuant to the Rights Agreement, dated as of December 21, 1997, as amended as of January 31, 1998, between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (as amended, the 'Rights Agreement'), at $30.25 per Share (the 'Offer Price'), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the 'Offer').

     Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. The Purchaser will pay all fees and expenses of Furman Selz LLC, which is acting as the Dealer Manager (the 'Dealer Manager'), First Chicago Trust Company of New York, which is acting as the Depositary (the 'Depositary'), and D.F. King & Co., Inc., which is acting as the Information Agent (the 'Information Agent'), incurred in connection with the Offer. See
Section 16.

     The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which represents at least ninety percent of the Shares outstanding on the date of purchase (the 'Minimum Condition'). See Section 14.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of January 31, 1998 (the 'Merger Agreement'), by and among the Company, DH Holdings Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent ('Holdings'), and the Purchaser. The Merger Agreement provides that, among other things, following the consummation of the Offer and the satisfaction or waiver of the other conditions set forth in the Merger Agreement, the Purchaser will be merged with and into the Company (the 'Merger'), with the Company continuing as the surviving corporation (the 'Surviving Corporation'). At the effective time of the Merger (the 'Effective Time'), each outstanding Share (other than Shares held in the treasury of the Company or by any wholly owned subsidiary of the Company and Shares owned by Holdings, the Purchaser or any other wholly owned subsidiary of Holdings or the Purchaser or held by shareholders, if any, who are entitled to and who properly exercise dissenters' rights under California law) will be converted into the right to receive an amount in cash equal to the Offer Price, without interest. See Section 12.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER AND THE MERGER, HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO

AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF THE COMPANY AND RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     BancAmerica Robertson Stephens, the Company's financial advisor, has delivered to the Board of Directors of the Company its written opinion to the effect that, as of the date of such opinion, and based on the assumptions made, matters considered and limits of review set forth therein, the consideration to be received by the holders of the Shares (other than Holdings, the Purchaser, any affiliates of Holdings or the Purchaser and holders of Shares, if any, who are entitled to and who properly exercise dissenters' rights under California law) in the Offer and the Merger is fair to the holders of Shares, from a financial point of view. Such opinion is set forth in full as an exhibit to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the 'Schedule 14D-9'), which is being mailed to shareholders of the Company herewith.

     Pursuant to the Merger Agreement, promptly upon the purchase by the Purchaser of Shares representing at least such number of Shares as shall satisfy the Minimum Condition, and from time to time thereafter, Holdings shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the number of directors which is the product of (a) the total number of directors on the Board of Directors of the Company (giving effect to the directors elected pursuant to this sentence) multiplied by (b) the percentage that the aggregate number of Shares beneficially owned by Holdings or its affiliates bears to the total number of Shares then outstanding on a fully diluted basis. Notwithstanding the foregoing, the Company, Holdings and the Purchaser have agreed that, until the Effective Time, the Board of

Directors of the Company shall have at least two directors (the 'Independent Directors') who are not officers, directors or designees of the Purchaser or any of its affiliates; provided, however, that, in such event, if the number of Independent Directors shall be reduced below two, the remaining Independent Director shall be entitled to designate a person to fill such vacancy who shall not be an officer, director or designee of the Purchaser or any of its affiliates and who shall be deemed to be an Independent Director for purposes of the Merger Agreement. In the Merger Agreement, the Company has agreed, upon request of Holdings, to take all actions necessary to cause Holdings' designees to be so elected, including mailing to its shareholders the Information Statement containing the information required by Section 14(f) of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and Rule 14f-1 promulgated thereunder, and, if necessary, seeking the resignation of one or more existing directors.

     Following the satisfaction or waiver of the conditions to the Offer, the Purchaser will accept for payment, in accordance with the terms of the Offer, all Shares validly tendered pursuant to the Offer as soon as practicable after the Expiration Date (as hereinafter defined). The Merger Agreement provides that the Purchaser may under certain circumstances, from time to time, extend the expiration date of the Offer beyond the time it would otherwise be required to accept validly tendered Shares for payment. The Offer will not remain open following the time Shares are accepted for payment.


     As indicated above, the Merger Agreement contemplates a two-step transaction in which, following consummation of the Offer, the Merger occurs. Under the General Corporation Law of the State of California (the 'GCL'), if the Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, the Purchaser will be able to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, without a vote of the Company's shareholders. In such event, Holdings, the Purchaser and the Company have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of the Company's shareholders, in accordance with the GCL. However, under the GCL, the Merger may not be accomplished for cash paid to the remaining Company shareholders if the Purchaser, Holdings or Parent owns directly or indirectly more than 50% but less than 90% of the then outstanding Shares unless either all of the remaining shareholders of the Company consent to the Merger or the Commissioner of Corporations of the State of California approves, after a hearing, the terms and conditions of the Merger and the fairness thereof. Accordingly, Parent and the Company intend to proceed simultaneously with an alternative to this two-step transaction in which the Company pursues a one-step cash merger at the Offer Price. This one-step transaction would require the affirmative vote of a majority of the Company's outstanding voting stock. In the event the Minimum Condition is not fulfilled, the Merger Agreement contemplates that the Offer will be terminated and Parent and the Company will seek to implement the one-step cash merger transaction. In furtherance of the foregoing, if on the scheduled Expiration Date (or any extension thereof) all of the conditions to the Offer other than the Minimum Condition are satisfied but less than 90% of the outstanding Shares have been validly tendered and not withdrawn in the Offer, the Purchaser has agreed to extend the Offer for one additional business day (or such longer time as may be agreed to by the Purchaser and the Company), and to effect additional extensions as necessary until the earlier of (i) the close of business on the business day immediately prior to the Special Meeting (as defined herein) or (ii) such time as the Minimum Condition has been satisfied. See Section 12.

     Pursuant to the Merger Agreement, the Company has agreed to duly call, give notice of, convene and hold a special meeting of its shareholders (the 'Special Meeting') as soon as practicable following the date of the Merger Agreement for the purpose of considering and taking action upon the Merger and the adoption of the Merger Agreement pursuant to a one-step cash merger. The Merger Agreement provides that the Company will prepare and file with the Securities and Exchange Commission (the 'SEC') a preliminary proxy statement relating to the Special Meeting and cause a definitive proxy statement relating to the Special Meeting to be mailed to its shareholders for the purpose of obtaining the necessary approvals of the Merger and the Merger Agreement from its shareholders. The affirmative vote of a majority of the outstanding Shares would be required to approve the Merger and the Merger Agreement at the Special Meeting. However, if the Minimum Condition and the other conditions to the Offer are satisfied prior to the Special Meeting, the Purchaser will acquire at least 90% of the Shares outstanding and will be able to approve and adopt the Merger and the Merger Agreement without a vote of the Company's shareholders and the Special Meeting will be cancelled.

     According to the Company, as of January 30, 1998 there were 12,481,306 Shares issued and outstanding, no Shares held by the Company in its treasury and 1,153,264 Shares reserved for issuance pursuant to the Company's outstanding employee stock options ('Options') granted pursuant to stock option programs or arrangements of the Company (the 'Stock Plans'). Based upon the foregoing information, the Minimum Condition would be satisfied if 11,233,176 Shares were validly tendered (assuming no Shares are issued pursuant to the exercise of Options after January 30, 1998) or if 12,271,113 Shares were validly tendered (assuming the exercise of all Options prior to the Expiration Date).

     The Company has distributed one Right for each outstanding Common Share pursuant to the Rights Agreement. The Company has represented in the Merger Agreement that it has taken all action which may be necessary under the Rights Agreement and has, on January 31, 1998, amended the Rights Agreement, so that the execution of the Merger Agreement, the making of the Offer, the acquisition of Shares pursuant to the Offer and the consummation of the Merger will not cause (i) any Rights issued pursuant to the Rights Agreement to become exercisable or to separate from the share certificates to which they are attached, (ii) Holdings, the Purchaser, or any of their affiliates to become an Acquiring Person (as defined in the Rights Agreement), or (iii) trigger other provisions of the Rights Agreement, including giving rise to a Distribution Date (as defined in the Rights Agreement).

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for all Shares which are validly tendered prior to the Expiration Date and not withdrawn in accordance with Section 4. The term 'Expiration Date' means 12:00 Midnight, New York City time, on Friday, March 6, 1998, unless and until the Purchaser, in its sole discretion (but subject to the terms of the Merger Agreement), shall have extended the period of time during which the Offer is open, in which event the term 'Expiration Date' shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition and the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the 'HSR Act'). See Section 14, which sets forth in full the conditions to the Offer. If any condition is not satisfied or any or all of the other events set forth in Section 14 shall have occurred or shall be determined by the Purchaser to have occurred prior to the Expiration Date, the Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the Shares tendered in the Offer and terminate the Offer and return all tendered Shares to the tendering shareholders, (ii) waive any or all conditions to the Offer, to the extent permitted by applicable law and the provisions of the Merger Agreement, and, subject to complying with applicable rules and regulations of the SEC, purchase all Shares validly tendered or (iii) extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain the Shares which have been tendered during the period or periods for which the Offer is extended. The Merger Agreement provides that the Purchaser will not, without the prior written consent of the Company, decrease the Offer Price or change the form of consideration payable in the Offer, waive the Minimum Condition or decrease the number of Shares sought in the Offer, add to the conditions of the Offer set forth in Section 14 below or amend any other term of the Offer in any manner adverse to holders of Shares. Notwithstanding the foregoing, (i) if any condition of the Offer (other than the Minimum Condition) has not been satisfied or waived on any scheduled Expiration Date, the Purchaser may, without the consent of the Company, (a) extend the Offer for a period of time as is reasonably expected by the Purchaser to be necessary to satisfy the unsatisfied conditions and (b) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer, and (ii) if all of the conditions of the Offer other than the Minimum Condition have been satisfied on any scheduled Expiration Date, the Purchaser has agreed to extend the Offer for one additional business day (or such longer time as may be agreed to by the Purchaser and the Company), and to continue to effect such extensions until the earlier of (a) the close of business on the business day immediately prior to the Special Meeting and (b) the Minimum Condition has been satisfied, after which time the Purchaser has agreed not to extend the Offer for any reason.

     Subject to the conditions described in the preceding paragraph, the Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, subject to the terms of the Merger Agreement and regardless of whether or not any of the events set forth in Section 14 shall have occurred or shall have been determined by the Purchaser to have occurred, to amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's rights to terminate the Offer pursuant to Section
14. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with Rules 14d-4(c), 14d-6(d) and 14e-1(d) under the Exchange Act. Without limiting the obligation of the Purchaser under such rules or the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a release to the Dow Jones News Service.

     If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in Section 4. However, the ability of the Purchaser to delay the payment for Shares which the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer (including the Minimum Condition, subject to the Merger Agreement), the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is required to allow for adequate dissemination to shareholders and investor response. If, prior to the Expiration Date, the Purchaser should decide to increase the price per Share being offered in the Offer, such increase will be applicable to all shareholders whose Shares are accepted for payment pursuant to the Offer. The Merger Agreement provides that, without the Company's consent, the Purchaser will not decrease the price or the number of Shares sought in the Offer. As used in this Offer to Purchase, 'business day' has the meaning set forth in Rule 14d-1 under the Exchange Act.

     The Company has provided the Purchaser with its list of shareholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with Section 4) promptly after the later to occur of (i) the Expiration Date and (ii) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer having expired or been terminated. Subject to the applicable rules of the SEC and the terms of the Merger Agreement, the Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares pending expiration of the waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer. See Sections 14 and 15. The Purchaser understands that, in accordance with the applicable rules of the SEC, any delay in accepting Shares regardless of cause may not exceed an 'unreasonable length of time.' Accordingly, if it appears at the time that the Offer is scheduled to expire that the expiration of the waiting period under the HSR Act is not likely to be obtained within a reasonable length of time thereafter, the Purchaser will either extend the Offer or terminate the Offer.

     In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares ('Share Certificates') or timely confirmation of a book-entry transfer (a 'Book-Entry Confirmation') of such Shares into the Depositary's account at The Depository Trust Company ('DTC' or the 'Book-Entry Transfer Facility') pursuant to the procedures set forth in Section 3, (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or, in the case of a book-entry transfer, an Agent's Message (as defined below) and
(iii) any other documents required by the Letter of Transmittal.

     The term 'Agent's Message' means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant. Participants in DTC may tender their Shares in accordance with DTC's Automated Tender Offer Program, to the extent it is available to such participants for the Shares they wish to tender.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, tendered Shares if, as and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment. Payment for Shares accepted pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from the Purchaser and transmitting payments to such tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY THE PURCHASER, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

     Upon the deposit of funds with the Depositary for the purpose of making payments to tendering shareholders, the Purchaser's obligation to make such payment shall be satisfied and tendering shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

     If any tendered Shares are not accepted pursuant to the Offer for any reason, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing Shares not purchased or tendered will be returned, without expense to the tendering shareholder (or in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

     The Purchaser reserves the right to transfer or assign, in whole at any time or in part from time to time, to Parent or to one or more of its affiliates, the right to purchase all or a portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURES FOR TENDERING SHARES

     Valid Tender. For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message (in the case of any book-entry transfer), and any other required documents, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date. In addition, either (i) the Share Certificates evidencing Shares must be received by the Depositary along with the Letter of Transmittal or Shares must be tendered pursuant to the procedures for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date or
(ii) the tendering shareholder must comply with the guaranteed delivery procedures described below.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other required documents, must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the tendering shareholder must comply with the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a participant in the Security Transfer Agents Medallion Program (each, an 'Eligible Institution'), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box entitled 'Special Delivery Instructions' or the box entitled 'Special Payment Instructions' on the Letter of Transmittal, or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.


     If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date, or the procedures for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all the following conditions are satisfied:

          (i) the tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser herewith, is received by the Depositary prior to the Expiration Date as provided below; and

          (iii) the Share Certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal, are received by the Depositary within three New York Stock Exchange, Inc. ('NYSE') trading days after the date of execution of the Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) Share Certificates evidencing such Shares or a Book-Entry Confirmation of the delivery of such Shares, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and (iii) any other documents required by the Letter of Transmittal.


     BACKUP FEDERAL INCOME TAX WITHHOLDING. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT OF THE PURCHASE PRICE FOR SHARES PURCHASED PURSUANT TO THE OFFER, EACH TENDERING SHAREHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER

('TIN') AND CERTIFY THAT SUCH SHAREHOLDER IS NOT SUBJECT TO BACKUP WITHHOLDING. IF A SHAREHOLDER DOES NOT PROVIDE SUCH SHAREHOLDER'S CORRECT TIN OR FAILS TO PROVIDE THE CERTIFICATIONS DESCRIBED ABOVE, THE INTERNAL REVENUE SERVICE MAY IMPOSE A PENALTY ON SUCH SHAREHOLDER AND PAYMENTS THAT ARE MADE TO SUCH SHAREHOLDER WITH RESPECT TO SHARES PURCHASED PURSUANT TO THE OFFER MAY BE SUBJECT TO BACKUP WITHHOLDING AT A RATE OF 31%. ALL SHAREHOLDERS SURRENDERING SHARES PURSUANT TO THE OFFER SHOULD COMPLETE AND SIGN THE MAIN SIGNATURE FORM AND THE SUBSTITUTE FORM W-9 INCLUDED AS PART OF THE LETTER OF TRANSMITTAL TO PROVIDE THE INFORMATION AND CERTIFICATION NECESSARY TO AVOID BACKUP WITHHOLDING (UNLESS AN APPLICABLE EXEMPTION EXISTS AND IS PROVED IN A MANNER SATISFACTORY TO THE PURCHASER AND THE DEPOSITARY). SEE INSTRUCTION 9 AND 'IMPORTANT TAX INFORMATION' IN THE LETTER OF TRANSMITTAL.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares pursuant to any of the procedures described above will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or if the acceptance for payment of, or payment for, such Shares may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, in its sole discretion, subject to the Merger Agreement, to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to Shares of any particular shareholder, and the Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding. None of the Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.

     Other Requirements. By executing a Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints designees of the Purchaser as the shareholder's attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of the shareholder's rights with respect to the Shares tendered by the shareholder and accepted for payment by the Purchaser (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement). All such proxies shall be considered coupled with an interest in the tendered Shares. This appointment will be effective when, and only to the extent that, the Purchaser accepts Shares for payment. Upon acceptance for payment, all prior proxies given by the shareholder with respect to the Shares or other securities will, without further action, be revoked, and no subsequent proxies may be given nor any subsequent written consent executed by such shareholder (and if given or executed, will not be deemed to be effective) with respect thereto. The designees of the Purchaser will, with respect to the Shares and other securities, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual, special or adjourned meeting of the Company's shareholders, by written consent or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting and other rights of a record and beneficial holder, including rights in respect of acting by written consent, with respect to such Shares.

     A tender of Shares pursuant to any one of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer. The Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

4. WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable, provided that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after April 6, 1998, or at such later time as may apply if the Offer is extended.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers of the particular Share Certificates and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution, except in the case of Shares tendered for the account of an Eligible Institution, must also be furnished to the Depositary as described above. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of the Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     ANY SHARES PROPERLY WITHDRAWN WILL BE DEEMED NOT TO HAVE BEEN VALIDLY TENDERED FOR PURPOSES OF THE OFFER. However, withdrawn Shares may be re-tendered by following one of the procedures described in Section 3 at any time prior to the Expiration Date.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The receipt of cash for Shares pursuant to the Offer (or the Merger) will be a taxable transaction for U.S. federal income tax law purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. The tax consequences of such receipt pursuant to the Offer (or the Merger) may vary depending upon, among other things, the particular circumstances of the shareholder. In general, a shareholder who receives cash for Shares pursuant to the Offer (or the Merger) will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such shareholder's adjusted tax basis in such Shares.

     Provided that the Shares constitute capital assets in the hands of the shareholder, such gain or loss will be capital gain or loss and, in the case of an individual shareholder, will be taxable at various preferential rates depending on the extent to which such shareholder's holding period for the Shares sold pursuant to the Offer (or the Merger) exceeds one year. Gain or loss will be calculated separately for each block of Shares (i.e., Shares acquired at the same time and price) sold pursuant to the Offer (or the Merger). The deduction of capital losses is subject to certain limitations.

     A shareholder that tenders Shares may be subject to backup withholding at a rate of 31% unless such shareholder provides a correct TIN and certifies that such shareholder is not subject to backup withholding, or unless an exemption applies. See 'Backup Federal Income Tax Withholding' under Section 3 herein, and Instruction 9 and 'Important Tax Information' in the Letter of Transmittal.

     THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER (OR THE MERGER) TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL AND FOREIGN TAX LAWS. IN ADDITION, THE DISCUSSION SET FORTH ABOVE MAY NOT APPLY TO PARTICULAR CATEGORIES OF SHAREHOLDERS, INCLUDING, FOR EXAMPLE, INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES, FOREIGN CORPORATIONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, FINANCIAL INSTITUTIONS, AND HOLDERS WHO ACQUIRED SHARES PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION.

6. PRICE RANGE OF SHARES; DIVIDENDS


     The Shares trade on the NYSE under the symbol 'PSX.' The following table sets forth, for the fiscal quarters indicated, the high and low sales price per Share on the NYSE, as well as dividends paid. All prices set forth below are as reported in published financial sources:

                                                                   MARKET PRICE
                                                              -----------------------
                                                                  HIGH          LOW      DIVIDENDS
                                                              ------------    -------    ---------
YEAR ENDED DECEMBER 31, 1996:
  First Quarter............................................   $     24.875    $18.750      $ .03
  Second Quarter...........................................         22.375     15.250        .03
  Third Quarter............................................         16.500     11.000        .03
  Fourth Quarter...........................................         12.750     10.250        .03

YEAR ENDED DECEMBER 31, 1997:
  First Quarter............................................   $     14.000    $11.125      $ .03
  Second Quarter...........................................         14.625     11.125        .03
  Third Quarter............................................         17.875     13.250        .03
  Fourth Quarter...........................................         17.375     13.500        .03

YEAR ENDING DECEMBER 31, 1998:
  First Quarter (through February 5, 1998).................   $     30.063    $23.125         --

     On January 30, 1998, the last full trading day prior to the announcement of the terms of the Merger Agreement, the reported closing sales price per Share on the NYSE was $25.125. On February 5, 1998, the last full trading day prior to the commencement of the Offer, the reported closing sales price per Share on the NYSE was $29.938. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; EXCHANGE LISTING AND EXCHANGE ACT REGISTRATION

     The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public. Following consummation of the Offer, unless the Minimum Condition is waived or amended with the consent of the Company, at least 90% of the outstanding Shares will be owned by Purchaser.

     According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, the number of record holders of at least 100 Shares should fall below 1,200, the number of publicly held Shares (exclusive of holdings of officers, directors and their families and other concentrated holdings of 10% or more (the 'NYSE Excluded Holdings')) should fall below 600,000 or the aggregate market value of publicly held Shares (exclusive of NYSE Excluded Holdings) should fall below $5,000,000. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

     If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or through the Nasdaq or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of shareholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be higher or lower than the Offer Price.

     The Shares are currently 'margin securities' under the regulations of the Board of Governors of the Federal Reserve System (the 'Federal Reserve Board'), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares would no longer constitute 'margin securities' for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

     The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. The termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with shareholders' meetings pursuant to Section 14(a), and the requirements of Rule 13e-3 under the Exchange Act with respect to 'going private' transactions, no longer applicable to the Shares. In addition, 'affiliates' of the Company and persons holding 'restricted securities' of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be 'margin securities' or be eligible for NYSE listing. It is the present intention of the Purchaser to seek to cause the Company to make an application for termination of registration of the Shares under the Exchange Act as soon as possible following the Offer if the requirements for termination of registration are met.

8. CERTAIN INFORMATION CONCERNING THE COMPANY


     The information concerning the Company contained in this Offer to Purchase, including financial information (other than the projections of the Company's operating results provided below) has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Purchaser nor Parent assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser or Parent.

     The Company is a California corporation with its principal executive offices located at 620 Newport Center Drive, Suite 700, Newport Beach, California 92660. The telephone number at such address is (714) 720-1714. The Company manufactures and sells the products of two segments--electrical equipment and safety equipment. The electrical equipment segment produces: electric motors and generators and related motion control devices such as controllers and drivers, electronic instruments for particle measurement, and electromechanical and electronic controls for use mainly by electric utilities, including the controls for street and highway lighting. The safety equipment segment produces: fire detection and suppression equipment, personnel safety restraints, mechanical and electromechanical flight control components and pyrotechnics. This segment also provides service for products already delivered to customers. These products are used mainly in commercial and military aircraft and vehicles, but are also used in a variety of other commercial and industrial applications.

     Financial Information. Set forth below is a summary of certain consolidated financial information with respect to the Company, excerpted or derived from the information contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 26, 1996 and the Company's Form 10-Q for the nine months ended September 27, 1996. The operating results for the nine months ended September 26, 1997 are not necessarily indicative of the results that may be expected for the fiscal year ended December 26, 1997. More comprehensive financial information is included in such reports and other documents filed by the Company with the SEC, and the following summary should be read in conjunction with, and is qualified in its entirety by reference to, such reports and other documents and all of the financial information (and related notes) contained therein. Such reports and other documents may be inspected and copies may be obtained from the offices of the SEC in the manner set forth below.

     The Company reports quarterly and annual earnings results using methods required by generally accepted accounting principles. The Company prepares its financial statements on the basis of a fiscal year beginning the day following the end of the prior fiscal year and ending on the last Friday in December.

                           PACIFIC SCIENTIFIC COMPANY
              SUMMARY SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                      NINE MONTHS       FOR THE FISCAL YEARS ENDED(1)
                                                                         ENDED                  (AUDITED)
                                                                      (UNAUDITED)    --------------------------------
                                                                        9/26/97      12/27/96    12/29/95    12/30/94
                                                                      -----------    --------    --------    --------
CONTINUING OPERATIONS:
Net Sales..........................................................    $ 227,744     $294,779    $284,812    $247,683
Cost of Sales......................................................      154,428      203,074     186,224     164,941
                                                                      -----------    --------    --------    --------
  Gross Profit.....................................................       73,316       91,705      98,588      82,742
Selling and Administration.........................................       47,397       63,569      59,519      51,967
Research and Development...........................................        9,880       15,974      15,750      11,793
Cost of Solium Restructuring and Other Charges.....................           --        7,500          --          --
                                                                      -----------    --------    --------    --------
  Operating Income.................................................       16,039        4,662      23,319      18,982
Interest and Other (Net)...........................................       (1,630)      (4,362)     (3,229)     (2,240)
                                                                      -----------    --------    --------    --------
  Income before Income Taxes.......................................       14,409          300      20,090      16,742
Income Taxes.......................................................       (5,384)        (131)     (7,340)     (6,481)
                                                                      -----------    --------    --------    --------
  Income from Continuing Operations................................    $   9,025     $    169    $ 12,750    $ 10,261
                                                                      -----------    --------    --------    --------
                                                                      -----------    --------    --------    --------

DISCONTINUED OPERATIONS:
  Net Income (Loss)................................................    $ (13,563)    $      0    $      0    $      0
                                                                      -----------    --------    --------    --------

NET INCOME (LOSS)..................................................       (4,538)         169      12,750      10,261
                                                                      -----------    --------    --------    --------
                                                                      -----------    --------    --------    --------
NET INCOME (LOSS) PER SHARE (DILUTED):.............................    ($   0.36)    $   0.01    $   1.01    $   0.83

BALANCE SHEET DATA:(2)
Total Assets.......................................................    $ 220,800     $229,490    $225,018    $180,635
Long-Term Debt.....................................................       70,187       83,108      63,719      42,936
Common Stock Outstanding at Par Value..............................       12,382       12,195      12,071      11,922
Total Shareholders' Equity.........................................      102,865      106,810     106,486      92,773

------------------
(1) Statements of operations for the fiscal years presented do not include the operating results of the Solium business as a discontinued operation (refer to the Company's Current Report on Form 8-K dated April 21, 1997).
(2) Balance sheet data for the fiscal years presented do not include the Solium business as a discontinued operation.

     Other Financial Information. During the course of the discussions between Parent and the Company that led to the execution of the Merger Agreement, the Company provided Parent with certain information about the Company and its financial performance which is not publicly available. The information provided included financial projections for the Company as an independent company (i.e., without regard to the impact to the Company of a transaction with Parent), which included the following: projections of revenue, earnings before income and taxes ('EBIT') and net income of approximately $353.0 million, 31.7 million and $17.1 million, respectively, for fiscal 1998, and projections of revenue, EBIT and net income of approximately $413.9 million, $43.4 million and $25.1 million, respectively, for fiscal 1999. The foregoing information was prepared by the Company solely for internal use and not for publication or with a view to complying with the published guidelines of the SEC regarding projections or with the guidelines established by the American Institute of Certified Public Accountants and are included in this Offer to Purchase only because they were furnished to Parent. The foregoing information is 'forward-looking' and inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company, including industry performance, general business and economic conditions, changing competition, adverse changes in applicable laws, regulations or rules governing environmental, tax or accounting matters and other matters. One cannot predict whether the assumptions made in preparing the foregoing information will be accurate, and actual results may be materially higher or lower than those contained described above. The inclusion of this information should not be regarded as an indication that Parent, the Purchaser, the Company or anyone who received this information considered it a reliable predictor of future events, and this information should not be relied on as such. None of Parent, the Purchaser or the Company assumes any responsibility for the validity, reasonableness, accuracy or completeness of the projections and the Company has made no representation to Parent or the Purchaser regarding the financial information described above.

     Available Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection at the SEC's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. The SEC also maintains an

Internet site on the World Wide Web at http:// www.sec.gov that contains reports, proxy statements and other information. Copies of such materials may also be obtained by mail, upon payment of the SEC's customary fees, by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The information should also be available for inspection at the NYSE, 20 Broad Street, New York, New York 10005.

     9. CERTAIN INFORMATION CONCERNING THE PURCHASER AND PARENT

Parent is a Delaware corporation which operates a variety of businesses through two business segments: Tools and Components and Process/Environmental Controls. The Tools and Components segment is one of the largest domestic producers and distributors of general purpose mechanics' hand tools and automotive specialty tools. Other products manufactured by this segment include tool boxes and storage devices, diesel engine retarders, wheel service equipment, drill chucks, custom designed headed tools and components, hardware and components for the power generation and transmission industries, high quality precision socket screws, fasteners, and high quality miniature precision parts. The companies in the Process Environmental segment produce and sell underground storage tank leak detection systems and temperature, level and position sensing devices, power switches and controls, telecommunication line products, power protection products, liquid flow measuring devices and electronic and mechanical counting and controlling devices.

     Approximately 39.4% of the outstanding common stock of Parent is beneficially owned by Steven M. Rales and Mitchell P. Rales. The aggregate holdings for Steven and Mitchell Rales include shares of Parent common stock owned by Equity Group Holdings L.L.C. ('EGH') and Equity Group Holding II L.L.C. ('EGH II'), of which Steven and Mitchell Rales are the only members, along with other shares of common stock of Parent which are owned directly or through the Danaher Corporation 401(k) Plan by such individuals. Steven and Mitchell Rales are directors and executive officers of Parent. EGH and EGH II are principally engaged in the business of investing in the common stock of Parent. The offices of Steven M. Rales, Mitchell P. Rales, EGH and EGH II are located at 1250 24th Street, N.W., Suite 800, Washington, D.C. 20037.

     The Purchaser is a newly incorporated California corporation and a wholly owned subsidiary of Holdings which to date has not conducted any business other than in connection with the Offer and the Merger Agreement. Holdings, a Delaware corporation and a direct wholly owned subsidiary of Parent, owns all outstanding shares of the Purchaser and is the holding company for a majority of Parent's operating subsidiaries. None of Parent, the Purchaser, Holdings, or their affiliates own any securities of the Company.

     Financial information with respect to Parent and its subsidiaries is included in Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, in Parent's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 and in Parent's Current Report on Form 8-K dated February 4, 1998, which are incorporated herein by reference, and other documents filed by Parent with the SEC. Such reports and other documents should be available for inspection and copies thereof should be obtainable from the SEC in the same manner as is set forth below under 'Available Information.'

     The principal executive offices of Parent, the Purchaser and Holdings are located at 1250 24th Street, N.W., Suite 800, Washington, D.C. 20037.

     Available Information. Parent is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports relating to its business, financial condition and other matters. Information as of particular dates concerning Parent's directors and officers, their remuneration, stock options granted to them, the principal holders of Parent's securities and any material interest of such persons in transactions with Parent is required to be disclosed in proxy statements distributed to Parent's shareholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the SEC and copies thereof should be obtainable from the SEC in the same manner as is set forth with respect to the Company under the heading 'Available Information' in Section 8, and should also be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     Contacts with the Company. Except as set forth in this Offer to Purchase, neither Parent, the Purchaser, Holdings or any other affiliate of Parent nor, to the best knowledge of Parent, the Purchaser or Holdings, any of the persons listed in Schedule I hereto, or any associate or majority-owned subsidiary of such persons (collectively, the 'Purchaser Entities'), beneficially owns any equity security of the Company, and no Purchaser Entity, or, to the best knowledge of Parent, Purchaser, Holdings, or any other affiliate of Parent, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

     Except as set forth in this Offer to Purchase, no Purchaser Entity, or, to the best knowledge of any Purchaser Entity, any of the persons listed in
Schedule I hereto has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, no Purchaser Entity, or, to the best knowledge of any Purchaser Entity, any of the persons listed in Schedule I hereto has had any transactions with the Company, or any of its executive officers, directors or affiliates that would require reporting under the rules of the SEC.

     Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between any Purchaser Entity, or their respective subsidiaries, or, to the best knowledge of any Purchaser Entity, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors, or a sale or other transfer of a material amount of assets that would require reporting under the rules of the SEC.


     10. SOURCE AND AMOUNT OF FUNDS

     The total amount of funds required by the Purchaser to purchase all of the Shares pursuant to the Offer, to repay outstanding indebtedness of the Company and to pay related fees and expenses is approximately $460 million. The Purchaser plans to obtain all funds needed for the Offer and the Merger through a capital contribution from Parent.

     Parent intends to obtain the funds for its capital contribution through its existing Credit Agreement, dated as of September 7, 1990, as amended, among Parent and the banks listed therein (the 'Credit Facility'), and through a committed credit line to be provided by the Bank of Nova Scotia (the 'Committed Line'). The Credit Facility provides for revolving credit of up to $250 million for general corporate purposes through September 30, 2001. At present, there is no outstanding indebtedness under the Credit Facility. Loans under the Credit Facility bear interest at one of the following rates, as selected by Parent on the date of borrowing: (i) the Base Rate (as defined in the Credit Facility); (ii) the Adjusted CD Rate (as defined in the Credit Facility);
or (iii) the Eurodollar Rate (as defined in the Credit Facility) plus, in the case of (ii) and (iii), a margin ranging from 1/8 of one percent to 3/8 of one percent) based on the leverage ratio of Parent at the end of the fiscal quarter most recently then ended. As of the date hereof, the applicable margin would be 1/8 of one percent, which margin is expected to increase to 1/4 of one percent based on the pro forma capitalization of Parent after the Offer and the Merger. The effective interest rate as of the date hereof would be approximately 6.0%. The Credit Facility contains covenants and restrictions on the payment of dividends. The members of the bank group providing the Credit Facility are Bankers Trust Company, Bank of America Illinois, the First National Bank of Chicago, The Chase Manhattan Bank (National Association), Bank of Nova Scotia, Industrial Bank of Japan, Bank of Tokyo, NationsBank Corporation, Dresdner Bank Aktiengesellschaft, The Fuji Bank, SunTrust Bank, The Northern Trust Company, Sumitomo Bank, Wachovia Bank of Georgia, and Sanwa Bank. The Committed Line provides for credit of up to $250 million through a date 364 days following execution of final credit documentation, under substantially the same terms and conditions as the Credit Facility.

     The foregoing summary of the Credit Facility and the Committed Line is qualified in its entirety by reference to the Credit Facility and the Committed Line, which are filed as exhibits to Parent's and the Purchaser's Tender Offer Statement on Schedule 14D-1 (the 'Schedule 14D-1') and incorporated herein by reference.

     Although no definitive plan or arrangement for repayment of borrowings under the Credit Facility or Committed Line has been made, Parent anticipates such borrowings will be repaid with internally generated funds, (including, if the Merger is accomplished, those of the Company) and from other sources which may include the proceeds of future bank refinancings or the public or private sale of debt or equity securities. No decision has been made concerning the method Parent will use to repay the borrowings under the Credit Facility. Such decision will be made based on Parent's review from time to time of the advisability of particular actions, as well as prevailing interest rates, financial and other economic conditions and such other factors as Parent may deem appropriate.

     11. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY

     Parent regularly reviews possible acquisition candidates and, over the past few years, has monitored the Company as a potential acquisition candidate.

     On December 9, 1997, the Company received an unsolicitated proposal by Kollmorgen Corporation ('Kollmorgen') to acquire the Company. On December 15, 1997, Kollmorgen commenced a cash tender offer for a majority of the Shares at a price of $20.50 per Share in cash, as disclosed in a Tender Offer Statement on
Schedule 14D-1 filed on December 15, 1997 (the 'Kollmorgen 14D-1'). In the Kollmorgen 14D-1, Kollmorgen also proposed a merger with the Company pursuant to which Shares not purchased in its tender offer would be converted into the right to receive shares of common stock of Kollmorgen valued at $20.50 per share, subject to certain limitations.

     Shortly after Kollmorgen's tender offer was commenced, Parent contacted the Company about its possible interest in acquiring the Company. On January 9, 1998, Parent and Company executed a Confidentiality Letter Agreement (the 'Confidentiality Agreement') preceding Parent's review of certain information about the Company. Parent received certain information from the Company about its operations the week of January 12, 1998. During the week of January 19, 1998, representatives of Parent met with management of the Company to discuss the Company's business and valuation parameters of the Company. In addition, representatives of Parent visited various Company facilities.

     During the week of January 26, 1998, Parent and its representatives conducted further financial, operational and legal due diligence investigation of the Company. In addition, representatives of Parent and representatives of the Company continued to discuss valuation parameters of the Company and the general terms of a possible transaction, including pricing.

     On January 29, 1998, Parent provided the Company with a revised Merger Agreement in response to a form of Merger Agreement furnished by the Company. On January 30, 1998, representatives of Parent and representatives of the Company began negotiating the terms of a definitive Merger Agreement. Also on January 30, Kollmorgen increased the price of its tender offer for a majority of the Shares to $23.75 per Share.

     Negotiations between Parent and the Company continued through January 31, 1998, culminating in Parent and the Company agreeing upon a form of Merger Agreement which was presented to and approved by Parent's Board of Directors and by the Company's Board of Directors at meetings held on January 31, 1998, subject to finalization of certain open items. The definitive Merger Agreement was executed later that day. The transactions were publicly announced on February 2, 1998.

     On February 2, 1998, Kollmorgen terminated its tender offer for a majority of the Shares.

     On February 6, 1988, the Purchaser commenced the Offer.

     12. PURPOSE OF THE OFFER, THE MERGER AND THE MERGER AGREEMENT

     The purpose of the Offer, the Merger and the Merger Agreement is to enable Parent to acquire control of, and the entire equity interest in, the Company. Upon consummation of the Merger, the Company will become a subsidiary of Holdings. The Offer is intended to increase the likelihood that the Merger will be effected.

     Merger Agreement

     The following is a summary of certain provisions of the Merger Agreement. The summary is qualified in its entirety by reference to the Merger Agreement which is incorporated herein by reference and a copy of which has been filed with the SEC as an exhibit to the Schedule 14D-1. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in
Section 8 of this Offer to Purchase.

     The Offer. The Merger Agreement provides that the Purchaser will commence the Offer and that, upon the terms and subject to prior satisfaction or waiver of the conditions of the Offer, as set forth in Section 14, the Purchaser will accept for payment and pay for all Shares validly tendered pursuant to the Offer. The Purchaser agreed to purchase all such Shares at a price of $30.25 per Share. The Merger Agreement provides that the Purchaser will not, without the prior written consent of the Company, reduce the number of Shares sought in the Offer, reduce the Offer Price or change the form of consideration payable in the Offer, waive the Minimum Condition or impose additional conditions or amend any other term of the Offer set forth in Section 14 below or amend the Offer in any manner adverse to the holders of Shares. Notwithstanding the foregoing, (i) if any condition of the Offer (other than the Minimum Condition) has not been satisfied or waived on any scheduled Expiration Date, the Purchaser may, without the consent of the Company, (a) extend the Offer for a period of time as is reasonably expected by the Purchaser to be necessary to satisfy the unsatisfied conditions and (b) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer and (ii) if all of the conditions of the Offer other than the Minimum Condition have been satisfied on any scheduled Expiration Date, the Purchaser has agreed to extend the Offer for one additional business day (or such longer time as may be agreed to by the Purchaser and the Company), and to continue to effect such extensions until the earlier of (a) the close of business on the business day immediately prior to the Special Meeting and (b) the Minimum Condition has been satisfied, after which time the Purchaser has agreed not to extend the Offer for any reason.

     One-Step Transaction. As indicated above, the Merger Agreement contemplates a two-step transaction in which, following consummation of the Offer, the Merger occurs. Under the GCL, if the Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, the

Purchaser will be able to approve and adopt the Merger and the Merger Agreement without a vote of the Company's shareholders. However, under the GCL, the Merger may not be accomplished for cash paid to the remaining Company shareholders if the Purchaser, Holdings or Parent owns directly or indirectly more than 50% but less than 90% of the then outstanding Shares unless either all of the shareholders of the Company consent to the Merger or the Commissioner of Corporations of the State of California approves, after a hearing, the terms and conditions of the Merger and the fairness thereof. Accordingly, Parent and the Company intend to proceed simultaneously with an alternative to this two-step transaction in which the Company pursues a one-step cash merger at the Offer Price. This one-step transaction would require the affirmative vote of a majority of the Company's outstanding voting stock. In the event the Minimum Condition is not fulfilled, the Merger Agreement contemplates that the Offer will be terminated and Parent and the Company will seek to implement the one-step cash merger transaction.

     Pursuant to the Merger Agreement, the Company has agreed to duly call, give notice of, convene and hold the Special Meeting as soon as practicable following the date of the Merger Agreement for the purpose of considering and taking action upon the Merger and the adoption of the Merger Agreement pursuant to a one-step cash merger. The Merger Agreement provides that the Company will prepare and file with the SEC a preliminary proxy statement and cause a definitive proxy statement relating to the Special Meeting to be mailed to its shareholders for the purpose of obtaining the necessary approvals of the Merger and the Merger Agreement from its shareholders. The Board of Directors of the Company, subject to the provisions described under 'No Solicitation' below has agreed to include in the proxy statement its recommendation that the shareholders of the

Company vote in favor of the approval of the Merger and the Merger Agreement. The affirmative vote of a majority of the outstanding Shares would be required to approve the Merger and the Merger Agreement at the Special Meeting. However, if the Minimum Condition and the other conditions to the Offer are satisfied prior to the Special Meeting, the Purchaser will acquire at least 90% of the Shares outstanding and will be able to approve and adopt the Merger without a vote of the Company's shareholders and the Special Meeting will be cancelled.

     Recommendation. The Merger Agreement provides that, subject to the conditions thereof, the Board of Directors of the Company has (i) determined that the Offer and the Merger are fair and in the best interests of the Company an its shareholders, (ii) approved an amendment to the Rights Agreement such that the Purchaser does not become an 'Acquiring Person' thereunder to the extent of its acquisition of Shares pursuant to the Merger Agreement and (iii) resolved to recommend acceptance of the Offer and approval and adoption of the Merger and the Merger Agreement by the Company's shareholders.

     The Merger. Following the consummation of the Offer, the Merger Agreement provides that, subject to the terms and conditions thereof, and in accordance with California law, the Purchaser will be merged with and into the Company. As a result of the Merger, the separate corporate existence of the Purchaser will cease and the Company will continue as the Surviving Corporation. The time the Merger becomes effective is referred to as the 'Effective Time.'

     Conversion of Shares. At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Shares held by Holdings, the Purchaser, any wholly owned subsidiary of Holdings or the Purchaser, in the treasury of the Company or by any wholly owned subsidiary of the Company, which Shares, by virtue of the Merger and without any action on the part of the holder thereof, will be canceled and retired and will cease to exist with no payment being made with respect thereto, and shareholders who perfect their dissenters' rights under California law) will be converted into the right to receive in cash the Offer Price. At the Effective Time, each issued and outstanding share of the Purchaser will be converted into one validly issued, fully paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation.

     Pursuant to the Merger Agreement, immediately following the Effective Time, each holder of an outstanding Option granted under any Stock Plan, whether or not fully exercisable, will be entitled to receive in settlement of such Option a cash payment from the Company equal to the product of (i) the total number of Shares previously subject to such Option and (ii) the excess of the Offer Price over the exercise price per Share subject to such Option, subject to any required withholding of taxes.

     Dissenting Shares. If the Merger is consummated, Shares outstanding immediately prior to the Effective Time and held by a shareholder who has not voted in favor of the Merger and who has perfected such shareholder's right to demand cash payment for the fair market value of such holder's Shares in accordance with Chapter 13 of the GCL will not be converted into a right to receive the Offer Price, unless such shareholder fails to perfect or withdraws or otherwise loses such shareholder's right to a determination of the fair market value of such shareholder's Shares under the GCL, in which case such Shares will be treated as if they have been converted as of the Effective Time into a right to receive the Offer Price. The Company has agreed to give Holdings prompt notice of any dissenting shareholders and Holdings will have the right to participate in all negotiations and proceedings with respect to such demands. See Section 15.

     Board of Directors. Promptly upon the purchase by the Purchaser of Shares representing at least such number of Shares as shall satisfy the Minimum Condition, and from time to time thereafter, Holdings shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the number of directors which is the product of (a) the total number of directors on the Board of Directors of the Company (giving effect to the directors elected pursuant to this sentence) multiplied by (b) the percentage that the aggregate number of Shares beneficially owned by Holdings or its affiliates bears to the total number of Shares then outstanding on a fully diluted basis. Notwithstanding the foregoing, the Company, Holdings and the Purchaser have agreed that, until the Effective Time, the Board of Directors of the Company shall have at least two Independent Directors; provided, however, that, in such event, if the number of Independent Directors shall be reduced below two, the remaining Independent Director shall be entitled to designate a person to fill such a vacancy who shall not be an officer, director or designee of the Purchaser or any of its affiliates and who shall be deemed to be an Independent Director for purposes of the Merger Agreement. In the Merger Agreement, the Company has agreed, upon request of Holdings, to take all actions necessary to cause Holdings' designees to be so elected, including mailing to its shareholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and, if necessary, seeking the resignation of one or more existing directors.

     The Rights Agreement. The Company has distributed one Right for each outstanding Share pursuant to the Rights Agreement. The Company has represented in the Merger Agreement that it has taken all action which may be necessary under the Rights Agreement and has, on January 31, 1998, amended the Rights Agreement, so that the execution of the Merger Agreement, the making of the Offer, the acquisition of Shares pursuant to the Offer and the consummation of the Merger will not cause (i) any Rights issued pursuant to the Rights Agreement to become exercisable or to separate from the stock certificates to which they are attached, (ii) Holdings, the Purchaser, or any of their affiliates to become an Acquiring Person (as defined in the Rights Agreement), or (iii) trigger other provisions of the Rights Agreement, including giving rise to a Distribution Date (as defined in the Rights Agreement).

     Representations and Warranties. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Holdings and the Purchaser with respect to, among other things, its organization and subsidiaries, capitalization, authority, the absence of violations, financial statements, public filings, compliance with law, litigation, information in the proxy statement, employee benefit plans, tax matters, intellectual property, contracts, the absence of any material adverse effects on the Company since December 27, 1996, the Rights Agreement and the opinion of its financial advisor. Holdings and the Purchaser have made customary representations and warranties to the Company with respect to, among other things, its organization, authority, the absence of violations, information in the proxy statement and financing.

     Covenants. The Merger Agreement contains certain covenants of the Company, Holdings and the Purchaser in contemplation of the Merger, including, without limitation, access by Holdings and the Purchaser to information concerning the Company, use of reasonable best efforts to consummate the Merger, use of reasonable best efforts to obtain all consents necessary for the consummation of the Merger, and notification of the other parties of certain matters.

     Conduct of Business of the Company. Pursuant to the Merger Agreement, the Company agreed that, except with the prior written consent of Holdings, during the period from the date of the Merger Agreement to the Effective Time, the Company and each of its subsidiaries will conduct its operations according to its ordinary and usual course of business and consistent with past practice and will use reasonable efforts to preserve intact the business organization of the Company and each of its subsidiaries, to keep available the services of its and their present officers and key employees, and to preserve the good will of those having business relationships with it. The Company has also agreed that except as (a) otherwise expressly provided in the Merger Agreement, (b) required by law, (c) previously disclosed to Parent in the Company's 1998 operating budget, or (d) set forth on the Company's disclosure schedule, prior to the Effective Time, the Company and its subsidiaries will not, without the prior written consent of Holdings:

          (i) except with respect to annual bonuses made in the ordinary course of business consistent with past practice, adopt or amend in any material respect any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, pension, retirement, employment or other employee benefit agreement, trust, plan or other arrangement for the benefit or welfare of any director, officer or employee of the Company or any of its subsidiaries or increase in any manner the compensation or fringe benefits of any director, officer or employee of the Company or any of its subsidiaries or pay any benefit not required by any existing agreement or place any assets in any trust for the benefit of any director, officer or employee of the Company or any of its subsidiaries (in each case, except with respect to employees, non-executive officers and directors in the ordinary course of business consistent with past practice);

          (ii) incur any indebtedness for borrowed money (other than under existing lines of credit) or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any 'keep well' or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned subsidiary of the Company;

          (iii) expend funds for capital expenditures in excess of $4,000,000 per fiscal quarter,including amounts reflected in the Company's 1998 operating budget;

          (iv) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets other than immaterial properties or assets (or immaterial portions of properties or assets), except in the ordinary course of business consistent with past practice;

          (v) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock (except (A) as contemplated by the Rights Agreement, (B) for dividends paid by subsidiaries to the Company with respect to capital stock and (C) for regular quarterly dividends not to exceed $.03 per quarter), (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (vi) authorize for issuance, issue, deliver, sell or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights) (other than issuances upon exercise of Options outstanding on the date hereof pursuant to the Stock Plans or the Rights Agreement);

          (vii) amend its Restated Articles of Incorporation, By-Laws or equivalent organizational documents or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any material subsidiary of the Company;

          (viii) make or agree to make any acquisition of assets which is material to the Company and its subsidiaries, taken as a whole, except for
     (x) purchases of inventory, supplies and material in the ordinary course of business or (y) pursuant to purchase orders entered into in the ordinary course of business which do not call for payments in excess of $1,000,000 per annum;

          (ix) settle or compromise any shareholder derivative suits arising out of the transactions contemplated by the Merger Agreement or any other litigation (whether or not commenced prior to the date of the Merger Agreement) or settle, pay or compromise any claims not required to be paid, individually in an amount in excess of $1,000,000, other than in consultation and cooperation with Holdings, and, with respect to any such settlement, with the prior written consent of Holdings, which consent shall not be unreasonably withheld;

          (x) make any material tax election or settle or compromise any material tax liability (whether with respect to amount or timing); or

          (xi) except in the ordinary course of business, modify, amend or terminate any material contract or waive or release or assign any material rights or claims.

     Employee Benefits. Holdings has agreed to cause the Surviving Corporation to honor the employment, severance and bonus arrangements to which the Company is a party. Holdings has also agreed that for a period of two years following the Effective Time, the Surviving Corporation will provide employees of the Company and its subsidiaries compensation and employee benefit and welfare plans which are not materially less favorable in the aggregate to such employee than those generally in effect on the date of the Merger Agreement with respect to similarly situated employees of the Company.


     No Solicitation. Pursuant to the Merger Agreement, the Company has agreed that it will cause its subsidiaries and its and their officers, directors, employees, investment bankers, attorneys and other agents and representatives to, immediately cease any existing discussions or negotiations with any person other than Holdings or the Purchaser (a 'Third Party') with respect to any Acquisition Transaction (as hereinafter defined). The Company has also agreed that it will not, and will cause its subsidiaries and its and their officers, directors, employees, investment bankers, attorneys and other agents and representatives not to, directly or indirectly,

(w) solicit, initiate, continue, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries, proposals or offers from any Third Party with respect to, or that could reasonably be expected to lead to, any acquisition or purchase of a material portion of the assets (other than in the ordinary course of business) or business of, or any significant equity interest in (including by way of a tender offer), or any merger, consolidation or business combination with, or any recapitalization or restructuring, or any similar transaction involving, the Company or any of its subsidiaries (the foregoing being referred to collectively as an 'Acquisition Transaction') or (x) negotiate, explore or otherwise communicate in any way with any Third Party with respect to any Acquisition Transaction; or (y) enter into, approve or recommend any agreement, arrangement or understanding requiring the Company to abandon, terminate or fail to consummate the Offer and/or the Merger or any other transaction contemplated thereby; or (z), withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Holdings, the approval or recommendation by the Company's Board of Directors of the Offer, the Merger or the Merger Agreement; provided, however, that nothing in the Merger Agreement will prevent the Company's Board of Directors from taking, and disclosing to the Company's shareholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with respect to any tender offer. The Company has agreed to promptly notify Holdings of the receipt of any proposal relating to an Acquisition Transaction. Notwithstanding anything to the contrary in the foregoing, the Company may, in response to an unsolicited written proposal with respect to an Acquisition Transaction involving the acquisition of all of the Shares (or all or substantially all of the assets of Company and its subsidiaries) from a Third Party, (i) furnish or disclose non-public information to such Third party and (ii) negotiate, explore or otherwise communicate with such Third Party, in each case only if (a) after being advised by (x) its outside counsel with respect to its fiduciary obligations and (y) its financial advisors with respect to the financial terms of any such proposed Acquisition Transaction, the Board of Directors of the Company determines in good faith by a majority vote that taking such action is necessary in the exercise of its fiduciary obligations under applicable law (the proposal with respect to an Acquisition Transaction meeting the requirements of this clause (a), a 'Superior Proposal'), and (b) prior to furnishing or disclosing any non-public information to, or entering into discussions or negotiations with, such Third Party, the Company receives from such Third Party an executed confidentiality agreement (which the Company is expressly permitted to negotiate with such party) with terms no less favorable in the aggregate to

Company than those contained in the Confidentiality Agreement but which confidentiality agreement shall not provide for any exclusive right to negotiate with the Company or any payments by the Company and need not contain any 'stand-still' or similar provisions. In addition, the Company's Board of Directors may approve or recommend (and, in connection therewith withdraw or modify its approval or recommendation of the Offer, the Merger Agreement or the Merger) a Superior Proposal and may terminate the Merger Agreement solely to enter into a definitive agreement with respect to a Superior Proposal; provided, however, that Company may not, and will cause its affiliates not to, enter into a definitive agreement with respect to a Superior Proposal unless the Company concurrently terminates the Merger Agreement in accordance with the terms thereof and pays any amounts required under the Merger Agreement, as described under 'Fees and Expenses' below.

     The Merger Agreement provides that the Company will promptly (but in any event within one business day of Company becoming aware of same) advise Holdings of the receipt by the Company, any of its subsidiaries or any of Company's bankers, attorneys or other agents or representatives of any written inquires or proposals relating to an Acquisition Transaction and any actions taken pursuant to provisions of the Merger Agreement described in the immediately preceding paragraph and the Company will promptly (but in any event within one business day of the Company becoming aware of same) provide Parent with a copy of any such written inquiry or proposal. The Company will keep Holdings reasonably informed of the status and content of and material developments (including the calling of meetings of the Company's Board of Directors to take action with respect to such Acquisition Transaction) with respect to any discussions regarding any Acquisition Transaction with a Third Party. The Company agrees that it will not enter into any agreement with respect to a Superior Proposal unless and until Holdings has been given notice of the identity of the parties making such Superior Proposal, the material terms thereof and material developments referred to in the preceding sentence at least two business days prior to the entering into such agreement.

     Indemnification; Directors' and Officers' Insurance. Pursuant to the Merger Agreement, from and after the Effective Time, Holdings has agreed, and will cause the Surviving Corporation to, indemnify the present and former officers, directors, employees and agents of the Company and its subsidiaries (the 'Indemnified Parties') against all losses, claims, damages, expenses or liabilities arising out of or related to actions or alleged actions or omissions occurring at or prior to the Effective Time to the full extent permitted under California law or, if greater, in the Company's Restated Articles of Incorporation and By-Laws and agreements (including indemnification agreements to which directors or officers of the Company or its subsidiaries are parties) between the Company or one of its subsidiaries and such employee, in effect on the date of the Merger Agreement and identified to Purchaser by the Company (to the extent consistent with applicable law), which provisions and agreements will survive the Merger and continue in full force and effect. If such Indemnified Party becomes involved in any action or proceeding, Holdings has agreed to advance reasonable legal and other expenses as incurred by an Indemnified Party, provided, however, Holdings will not, in connection with one action or separate but substantially similar actions arising out of the same general allegations, be liable for fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all Indemnified Parties, except in certain circumstances. Parent will be entitled to participate in the defense of any such action or proceeding. In addition, pursuant to the Merger Agreement, Holdings has agreed to maintain the current policies for officers and director liability insurance for not less than six years from the Effective Time.

     Merger Conditions. In the event the Offer is consummated, the obligations of the parties to consummate the Merger would be subject to the satisfaction, at or before the Effective Time, of each of the following conditions: (i) the shareholders of the Company having duly approved the transactions contemplated by the Merger Agreement, if required by applicable law or the Restated Certificate of Incorporation of the Company; (ii) no statute, rule, regulation, executive order, decree or injunction having been enacted, entered, promulgated or enforced by any court of competent jurisdiction or other governmental entity which prohibits the consummation of the Merger; provided, however, that the Company, Holdings and the Purchaser will use their reasonable best efforts to have any such order, decree or injunction vacated; or (iv) any waiting period (any extension thereof) under the HSR Act applicable to the Merger having expired or terminated.

     If the Offer has not been consummated, the obligations of Holdings to consummate the Merger pursuant to a one-step transaction are subject to the satisfaction, at or before the Effective Time, of the conditions described in the immediately preceding paragraph and the following additional conditions: (i) the representations and warranties of the Company set forth in the Merger Agreement being true and correct in all respects in each case as of the date of the Merger Agreement and as of the closing date of the Merger (the 'Closing Date') as though made on and as of the Closing Date; provided, however, that, with respect to representations and warranties other than those with respect to the Company's capitalization and subsidiaries and the Company's authority to enter in the Merger Agreement and the transactions contemplated thereby and representations and warranties otherwise qualified by material adverse effect, such representations and warranties and statements will be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties and statements to be so true and correct, individually or in the aggregate would result in a material adverse effect on the Company; (ii) the Company having performed the obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date, except for such failures to perform as have not had or would not, individually or in the aggregate, have a material adverse effect on the Company or materially adversely affect the ability of the Company to consummate the transactions contemplated by the Merger Agreement; and (iii) Holdings having received evidence, in form and substance reasonably satisfactory to it, that all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties relating to the Merger have been obtained.

     If the Offer has not been consummated, the obligations of the Company to effect the Merger pursuant to a one-step transaction are subject to the satisfaction, at or before the Effective Time, of the conditions in the first paragraph of this subsection and the following additional conditions: (i) the representations and warranties of Holdings and the Purchaser set forth in the Merger Agreement being true and correct in all respects in each case as of the date of the Merger Agreement and as of the Closing Date as though made on and as of the Closing Date; provided, however, that, with respect to representations and warranties other than those with respect to Holdings' and the Purchaser's authority to enter into the Merger Agreement and the transactions contemplated thereby, and representations and warranties otherwise qualified by material adverse effect on Holdings, such representations and warranties will be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties and statements to be so true and correct, individually or in the aggregate would result in a material adverse effect on Holdings; and (ii) each of Holdings and the Purchaser having performed the obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date, except for such failures to perform as have not had or would not reasonably be expected individually or in the aggregate, to have a material adverse effect on Holdings or adversely affect the ability of Holdings or the Purchaser to consummate the transactions contemplated by the Merger Agreement.

     Termination. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether or not approval thereof by the shareholders has been obtained:

          (a) by the mutual written consent of Parent and the Company, by action of their respective Board of Directors;

          (b) by the Company if the Company is not in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement and if (i) Holdings or the Purchaser fails to commence the Offer, or (ii) (x) at or any time following the initial Expiration Date as it may be extended pursuant to the terms of the Merger Agreement, the Minimum Condition shall have been satisfied and all other conditions to the Offer shall have been satisfied or waived in accordance with the terms hereof and (y) Holdings or the Purchaser shall not have accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms of the Merger Agreement;

          (c) by Parent or the Company if the Merger shall not have been consummated on or before June 30, 1998; provided, however, that neither Holdings nor the Company may terminate the Merger Agreement as described in this clause (c) if such party shall have materially breached the Merger Agreement; and provided, further, that Holdings may not terminate the Merger Agreement as described in this clause (c) if the Offer shall have theretofore been consummated;

          (d) by Holdings or the Company if any court of competent jurisdiction in the United States or other United States governmental entity has issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the party seeking to terminate the Merger Agreement shall have used its reasonable best efforts to remove or lift such order, decree, ruling or other action;

          (e) by the Company if, prior to the acceptance for payment of Shares pursuant to the Offer, (i) there shall have occurred, on the part of Holdings or Purchaser, a material breach of any representation or warranty, covenant or agreement contained in the Merger Agreement which is not curable or (ii) the Company (A) to the extent permitted by the provisions of the Merger Agreement described under 'No Solicitation' above, enters into a definitive agreement with respect to a Superior Proposal and (B) concurrently pays any termination fee and agrees to pay any other amounts required under the Merger Agreement, as described under 'Fees and Expenses' below;

          (f) by Parent if the Company breaches its covenant not to amend the Rights Agreement or redeem the Rights, provided, however, that such breach occurs prior to the time that designees of Holdings constitute a majority of the Company's Board of Directors; or

          (g) by Holdings, prior to the purchase of Shares pursuant to the Offer, if (i) there shall have occurred, on the part of the Company, a breach of any representation, warranty, covenant or agreement contained in the Merger Agreement which (except in the case of a breach of certain of the representations and warranties) individually or in the aggregate if not cured would be reasonably likely to have a material adverse effect on the Company and which is not curable or (ii) the Company's Board of Directors shall have withdrawn or modified (including by amendment of the Company's Solicitation/Recommendation Statement on Schedule 14D-9) in a manner adverse to the Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger, shall have approved or recommended a Superior Proposal, or shall have resolved to effect any of the foregoing.

     Fees and Expenses. The Merger Agreement provides that whether or not the Merger is consummated, except as otherwise provided below, all costs and expenses incurred in connection with the Offer, the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses.

     In the event the Merger Agreement is terminated as described in clause
(e)(ii), (f) or (g)(ii) under 'Termination' above, then the Company will promptly pay the documented fees and expenses of Holdings and the Purchaser related to the Merger Agreement, the transactions contemplated thereby and any related financing (subject to a maximum of $2.0 million) and in the event the Merger Agreement is terminated as described in clause (e)(ii) or
(g)(ii) under 'Termination' above, then the Company will promptly pay Holdings a termination fee of $15 million (the 'Termination Fee'); provided that in no event shall more than one Termination Fee be paid by the Company.


     The Merger Agreement also provides that in the event that (i) any person shall have publicly disclosed a proposal regarding an Acquisition Transaction and (ii) following such disclosure (and provided that neither Holdings nor the Purchaser is in any material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement), either (x) June 30, 1998 occurs without the Minimum Condition being satisfied (other than as a result of a material breach thereof by Holding or the Purchaser that has not been cured) or the requisite shareholder approval of the Merger being obtained or (y) if the Merger Agreement is terminated as described in clause (f) or
(g)(ii) under 'Termination' above, and (iii) not later than six months after any such termination the Company shall have entered into an agreement for an Acquisition Transaction, or an Acquisition Transaction shall have been consummated, then the Company will promptly, but in no event later than immediately prior to, and as a condition of, entering into such definitive agreement, or, if there is no such definitive agreement then immediately upon consummation of the Acquisition Transaction, pay Parent a Termination Fee of $15 million.

     Extension; Waiver. Subject to the terms of the Merger Agreement, at any time prior to the Effective Time, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any other document delivered pursuant to the Merger Agreement by the other, or (iii) waive compliance by the other with any of the agreements or conditions.

     Confidentiality Agreement

     Pursuant to the Confidentiality Agreement, Parent and the Company agreed to provide, among other things, for the confidential treatment of their discussions regarding the Offer and the Merger and the exchange of certain confidential information concerning the Company. The Confidentiality Agreement is incorporated herein by reference and a copy of it has been filed with the SEC as an exhibit to the Schedule 14D-1. The Confidentiality Agreement may be examined and copies may be obtained at the places and in the manner set forth under the heading 'Available Information' in Section 8 of this Offer to Purchase.

     Other Matters

     Articles of Incorporation. Article Fifth of the Company's Restated Articles of Incorporation ('Article Fifth') provides that the adoption of any agreement for the merger of the Company with, or sale or other disposition of all or substantially all of the assets of the Company (or in any case greater than 50% of the then fair market value thereof) to a person that is an 'associate' of the Company (an 'Acquiring Associate') requires (a) the affirmative vote of the holders of at least a majority of the outstanding shares of stock of the Company entitled to vote exclusive of shares owned beneficially by the Acquiring Associate, and (b) the affirmative vote of holders of at least two-thirds of the outstanding shares of the stock of the Company entitled to vote. Shares held beneficially by an Acquiring Associate include the shares beneficially owned by any affiliate or associate of such person and shares such person or its affiliates or associates have the right to acquire pursuant to agreement or with respect to which such person or its affiliates or associates have any agreement or understanding for the purposes of acquiring, holding, voting or disposing of voting securities of the Company. Article Fifth thus has the effect of increasing the voting requirements that would otherwise be required under applicable law for approval of extraordinary transaction to which it applies.

     Under the Article Fifth, (a) an 'associate' of a specified person is (i) any person who is, directly or indirectly, the beneficial owner of 5% or more of any class of equity securities of such specified person or who is an officer, director, trustee or partner of such specified person or any affiliate of such specified person, (ii) any trust or estate in which such specified person has a substantial beneficial interest or as to which such specified person serves as a trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such specified person, or any relative of such spouse, having the same home as specified person; and (b) an 'affiliate' of a specified person is any other person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with the specified person.

     The enhanced voting requirements of Article Fifth do not apply under certain circumstances, including any transaction (a) between the Company and its wholly owned subsidiaries; (b) that is merger for which approval of the Company's shareholders is not required under California law; (c) that is a merger in which the Company is the surviving entity; or (iv) that has been approved by the Company's Board of Directors either unanimously or prior to the acquisition by any associate of the Company of the beneficial ownership of 5% or more of the outstanding Common Stock.

     The Company's Board of Directors has unanimously approved the Offer and the Merger with the effect that the voting requirements of Article Fifth are not applicable to the Merger.

     Short-Form Merger. Under the GCL, the affirmative vote of holders of a majority of the outstanding Shares entitled to vote, including any Shares owned by the Purchaser, would be required to adopt the Merger. However, the GCL also provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a merger with the subsidiary without the authorization of the other shareholders of the subsidiary. Accordingly, if, as a result of the Offer the Purchaser acquires at least 90% of the outstanding Shares (which would be the case if the Minimum Condition is satisfied), the Purchaser could, and intends to, effect the Merger without approval of any other shareholder of the Company.

     Dissenters' Rights. Holders of Shares do not have dissenters' rights as a result of the Offer. However, in connection with the Merger, holders of Shares, by complying with the provisions of Chapter 13 of the GCL, may have certain rights to dissent and to require the Company to purchase their Shares for cash at 'fair market value.' In general, holders of Shares will be entitled to exercise dissenters' rights under the GCL only if the holders of five percent or more of the outstanding Shares properly file demands for payment or if the Shares held by such holders are subject to any restriction on transfer imposed by the Company or any law or regulation ('Restricted Shares'). Accordingly, any holder of Restricted Shares and, if the holders of five percent or more of the Shares properly file demands for payment, all other such holders who fully comply with all other applicable provisions of Chapter 13 of the GCL will be entitled to require the Company to purchase their Shares for cash at their 'fair market value' if the Merger is consummated. In addition, if immediately prior to the Effective Time, the Shares are not listed on a national securities exchange such as the NYSE or on the list of OTC margin stocks issued by the Federal Reserve Board, holders of Shares may likewise exercise their dissenters' rights as to any or all of their Shares entitled to such rights. If the statutory procedures under the GCL relating to dissenters' rights were complied with, such rights could lead to a judicial determination of the fair market value of the Shares. The 'fair market value' would be determined as of the day before the first announcement of the terms of the Merger, excluding any appreciation or depreciation as a consequence of the Merger. The value so determined could be more or less than the Offer Price.

     Rule 13e-3. The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain 'going private' transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire the remaining Shares not held by it. The Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following consummation of the Offer. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders in such transaction be filed with the SEC and disclosed to shareholders prior to consummation of the transaction.

     General. The Purchaser or an affiliate of the Purchaser may, following the consummation or termination of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it shall determine, which may be more or less than the price to be paid pursuant to the Offer. The Purchaser and its affiliates also reserve the right to dispose of any or all Shares acquired by them.

     Upon the completion of the Offer, Parent intends to conduct a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and consider what, if any, changes would be desirable in light of the circumstances which then exist. Such changes could include changes in the Company's business, corporate structure, charter, by-laws, capitalization, Board of Directors, management or dividend policy, although, except as described in this Offer to Purchase, Parent has no current plans with respect to any of such matters.

     Except as noted in this Offer to Purchase, neither Parent nor the Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's corporate structure, business or composition of its management or personnel.

     13. DIVIDENDS AND DISTRIBUTIONS

     As described above, the Merger Agreement provides that, prior to the Effective Time, the Company will not, except as explicitly permitted by the Merger Agreement, (i) declare, set aside or pay any dividend on, or make any other distributions in respect of, any of its capital stock, other than (A) as contemplated by the Rights Agreement, (B) dividends paid by subsidiaries of the Company to the Company with respect to capital stock, and (C) for regular quarterly dividends not to exceed $.03 per quarter, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities.

     14. CONDITIONS TO THE OFFER

     Notwithstanding any other provisions of the Offer, the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, pay for any tendered Shares and may terminate or, subject to the terms of the Merger Agreement, amend the Offer, if (i) there shall not be validly tendered and not properly withdrawn prior to the Expiration Date that number of Shares which represents at least 90% of the total number of outstanding Shares on the date of purchase (not taking into account the Rights), (ii) any applicable waiting period under the HSR Act or under any applicable foreign statutes or regulations shall not have expired or been terminated prior to the Expiration Date, or (iii) at any time on or after the date of the Merger Agreement and prior to the Expiration Date, any of the following events shall occur:

          (a) an order shall have been entered in any action or proceeding before any United States federal or state court or governmental agency or other United States regulatory or administrative agency or commission (an 'Order'), or a preliminary or permanent injunction by a United States court of competent jurisdiction shall have been issued and remain in effect (an 'Injunction'), which, in either case, would have the effect of (i) making the purchase of, or payment for, some or all of the Shares pursuant to the Offer or Merger Agreement illegal, (ii) otherwise preventing consummation of the Offer or Merger, or (iii) imposing material limitations on the ability of the Purchaser or Holdings effectively to exercise full rights of ownership of the Shares, including the right to vote the Shares purchased by it on all matters properly presented to the shareholders of the Company; provided, however, that in order to invoke this condition, Parent and the Purchaser shall have used their best efforts to prevent such Order or Injunction or ameliorate the effects thereof; and provided, further, that, if the Order or Injunction is a temporary restraining order or preliminary injunction of a court of competent jurisdiction, the Purchaser may not, by virtue of this condition alone amend or terminate the Offer, but may only extend the Offer and thereby postpone acceptance for payment or purchase of Shares; or

          (b) there shall have been any United States or foreign federal or state statute, rule or regulation enacted or promulgated after the date of the Offer that would reasonably be expected to result in any of the material adverse consequences referred to in paragraph (a) above; or

          (c) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange, (ii) a declaration of a general banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States (other than in connection with actual or potential United States military activities in the Republic of Iraq as have been generally discussed in print and other news media during the four weeks preceding the date of the Merger Agreement), (iv) any limitation by any United States governmental entity on the extension of credit generally to banks and other financial institutions, or (v) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

          (d) the Company shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements contained in the Merger Agreement or any of the representations and warranties of the Company set forth in the Merger Agreement that are (i) qualified as to materiality or material adverse effect or (ii) with respect to the Company's capitalization and subsidiaries and the Company's authority to enter in the Merger Agreement and the transactions contemplated thereby shall not be true and correct or any such representations and warranties that are not so qualified as to materiality or material adverse effect shall not be true in any material respect, in each case as if made at such time; or

          (e) the Merger Agreement shall have been terminated in accordance with its terms; or

          (f) the Company's Board of Directors shall have publicly withdrawn or modified in any manner adverse to the Purchaser its recommendation that shareholders accept the Offer.

     The foregoing conditions (including those set forth in clauses (i) and (ii) of the initial paragraph) are for the benefit of Holdings and the Purchaser and may be asserted by Holdings or the Purchaser regardless of the circumstances giving rise to any such conditions and, except for the Minimum Condition, which may not be waived without the prior written consent of the Company, may be waived by Holdings or the Purchaser, in whole or in part, at any time and from time to time, in their reasonable discretion, in each case, subject to the terms of the Merger Agreement. The failure by Holdings or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     15. CERTAIN LEGAL MATTERS

     Except as described in this Section 15, based on a review of publicly available filings by the Company with the SEC and other publicly available information concerning the Company, the Purchaser is not aware of any regulatory license or permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer or, except as set forth below, of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required prior to the acquisition of Shares by the Purchaser pursuant to the Offer. Should any such approval or other action be required, the Purchaser currently contemplates that it will be sought. While the Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 15. See Section 14.

     State Takeover Statutes. The GCL requires that holders of non-redeemable common stock receive non-redeemable common stock in a merger of a corporation with a holder (or such holder's affiliate) of more than 50% of the voting power of such corporation but less than 90% of such outstanding shares of common stock, unless all of the holders of such common stock consent to the transaction or it is approved by the California Department of Corporations at a 'fairness hearing' held with respect to such transactions. This provision of California law may have the effect of making a 'cash-out' merger by a majority shareholder more difficult to accomplish.

     The GCL also provides that, except in certain circumstances, when a tender offer or a proposal for a reorganization (including certain mergers) or for a sale of assets is made by an interested party (generally a controlling or managing party of the target corporation), an affirmative opinion in writing as to the fairness of the consideration to be paid to the shareholders of the target must be delivered to such shareholders. Furthermore, if a tender of shares or vote is sought pursuant to an interested party's proposal and another party subsequently makes a proposal, the shareholders of the target company must be informed of the later offer and be afforded a reasonable opportunity to withdraw any vote, consent or proxy therefore given, or to withdraw any shares tendered in response to the original interested party proposal, as the case may be.

     In addition, the GCL provides that in any action to attack the validity of a reorganization (including certain mergers) or to have such reorganization set aside or rescinded, a party to such a reorganization which controls another party to the reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

     A number of other states have adopted 'takeover' statutes that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States, invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporation meeting certain requirements more difficult. However, in 1997 CTS Corp. v. Dynamics Corp. of America, the United States Supreme Court held that the State of Indiana permissibly could, as a matter of corporate law and, in particular, with respect to those aspects of corporate law relating to corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining shareholders. In such case, the law before the Court was by its terms applicable only to corporations that had a substantial number of shareholders in the state and were incorporated there. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted 'takeover' statutes. The Purchaser does not know whether any of these statutes will, by their terms, apply to the Offer, and has not complied with any such statutes. To the extent that certain provisions of these statutes purport to apply to the Offer, the Purchaser believes that there are reasonable bases for contesting such statutes. If any person should seek to apply any state takeover statute, the Purchaser would take such action as then appears desirable, which action may include challenging the validity or applicability of any such statute in appropriate court proceedings. If it is asserted that one or more takeover statutes apply to the Offer, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities, and the Purchaser might be unable to purchase or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment or pay for Shares tendered. See Section 14.

     United States Antitrust. The Offer and the Merger are subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the 'Antitrust Division') and the Federal Trade Commission ('FTC') and certain waiting period requirements have been satisfied. Parent intends to promptly file a Notification and Report Form with respect to the Offer and the Merger.

     Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares under the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Parent, unless Parent receives a request for additional information or documentary material, or the Antitrust Division and the FTC terminate the waiting period prior thereto. If, within such 15-day period, either the Antitrust Division or the FTC requests additional information or material from Parent concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. The Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 14.

     The Merger would not require an additional filing under the HSR Act if the Purchaser owns 50% or more of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

     German Antitrust. German competition law requires the preclosing approval of any merger or acquisition where (a) one party has consolidated worldwide net sales in its most recent financial year exceeding 2 billion Deutsche marks (approximately US$ 1.15 billion) or each of at least two parties to such transaction has consolidated worldwide net sales exceeding 1 billion Deutsche marks (approximately US$ 570 million), and (b) the transaction has effects in Germany.

     The German Federal Cartel Office has an initial one-month review period in which it may either (i) approve the Merger, or (ii) initiate a full investigation to examine the consequences of the Merger. If a full investigation is opened, it can last up to a total of no more than four months from the date of the original notification. The parties are preparing the notification and do not expect any delay in obtaining approval of the Merger within the initial one-month review period.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after the Purchaser's acquisition of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise or seeking divestiture of Shares acquired by the Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties and state attorneys general may also bring legal action under the antitrust laws under certain circumstances. Based upon an examination of publicly available information relating to the businesses in which Parent and the Company are engaged, Parent and the Purchaser believe that the acquisition of Shares by the Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 14.

     16. FEES AND EXPENSES

     The Purchaser has retained Furman Selz LLC to act as the Dealer Manager, D.F. King & Co., Inc. to act as the Information Agent and First Chicago Trust Company of New York to act as the Depositary in connection with the Offer. The Dealer Manager and the Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer material to beneficial owners. The Dealer Manager, the Information Agent and the Depositary each will receive reasonable and customary compensation for their services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws. None of the Dealer Manager, the Information Agent or the Depositary has been retained to make solicitations or recommendations in connection with the Offer. Neither Parent nor the Purchaser will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager or the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for reasonable expenses incurred by them in forwarding material to their customers.

     17. MISCELLANEOUS

     The Purchaser is not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If the Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by the Dealer Manager or by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR PARENT NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     The Purchaser has filed with the SEC the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected and copies may be obtained at the same places and in the same manner as set forth under the heading 'Available Information' in Section 8 (except that they will not be available at the regional offices of the SEC).

                                                           ACC Acquisition Corp.
February 6, 1998

                                   SCHEDULE I

                            DIRECTORS AND EXECUTIVE
                      OFFICERS OF PARENT AND THE PURCHASER

     Parent. Set forth below are the name, business address and present principal occupation or employment, and material occupations, positions, officers or employments for the past five years of each director and executive officer of Parent. Except as otherwise noted, the business address of each such person is 1250 24th Street N.W., Washington, D.C. 20037, and each such person is a United States citizen. In addition, except as otherwise noted, each director and executive officer of Parent has been employed in his or her present principal occupation listed below during the last five years. Directors of Parent are indicated by an asterisk.

NAME                                         PRINCIPAL OCCUPATION OR EMPLOYMENT, 5-YEAR EMPLOYMENT HISTORY
-------------------------------------  --------------------------------------------------------------------------

Patrick W. Allender..................  Mr. Allender is Senior Vice President, Chief Financial Officer and
                                       Secretary of Parent. He has held such position since 1987.

C. Scott Brannan.....................  Mr. Brannan is Vice President Administration and Controller of Parent. He
                                       has held such position since 1987.

Mortimer M. Caplin*..................  Mr. Caplin has been Senior member of Caplin & Drysdale, a law firm in
One Thomas Circle, N.W.                Washington, D.C. for more than five years. He is a Director of Fairchild
Washington, D.C. 20005                 Industries, Inc., Fairchild Corporation, Presidential Realty Corporation
                                       and Unigene Laboratories, Inc.

Dennis D. Claramunt..................  Mr. Claramunt was appointed Vice President and Group Executive of Parent in 1994. He has served as President of Jacobs Chuck Manufacturing Company for more than five years.

James H. Ditkoff.....................  Mr. Ditkoff is Vice President-Finance/Tax of Parent. He has held such position since 1991.

Donald J. Ehrlich*...................  Mr. Ehrlich is the Chairman, President, Chief Executive Wabash National
1000 Sagamore Parkway South            Corporation Officer and a Director of Wabash National Corporation. He is a
Lafayette, Indiana 47905               director of Indiana Secondary Market for Educational Loans, Inc. and INB
                                       National Bank, N.W.

Walter G. Lohr. Jr.*.................  Mr. Lohr has been a Partner of Hogan & Hartson, a law firm in Baltimore,
111 South Calvert Street               Maryland for more than five years.
Baltimore, Maryland 21202

Mitchell P. Rales*...................  Mr. Rales is Chairman of the Executive Committee of Parent. He has held such position since February 1990. In addition, during the past five years he has been a principal in a number of private business activities with interests in manufacturing companies, media operations and publicly traded securities. He is also a director of Imo Industries Inc.

George M. Sherman*...................  Mr. Sherman is President, Chief Executive Officer and a Director of
                                       Parent. He has held such positions since February 1990.

A. Emmet Stephenson, Jr.*............  Mr. Stephenson has been President of Stephenson & Company, a private
100 Garfield Street, Suite 400         investment management firm in Denver, Colorado and Senior Partner of
Denver, Colorado 80206                 Stephenson Merchant Banking for more than five years.

John P. Watson.......................  Mr. Watson was appointed Vice President and Group Executive of Parent in
                                       1993. He has served Parent in an executive capacity in its Tool Group since September 1990.

Steven M. Rales*.....................  Mr. Rales is Chairman of the Board of Parent, a position he has held since
                                       1984. He was Chief Executive Office of Parent until February 1990. In addition, during the past five years he has been a principal in a number of private business activities with interests in manufacturing companies, media operations and publicly traded securities. He is also a director of
                                       Imo Industries Inc.

Gregory T. H. Davies.................  Mr. Davies, was appointed Vice President and Group Executive of Parent in
                                       1995. He has served as President of Jacobs Vehicle Systems, Inc. for more than the past five years.

H. Lawrence Culp, Jr.................  Mr. Culp was appointed Vice President and Group Executive of Parent in
                                       1995. He has served Parent in an executive capacity (including President since 1993) at Veeder-Root Company for more than the past five years.

Daniel L. Comas......................  Mr. Comas was appointed Vice President--Corporate Development of Parent in
                                       1996. He has served Parent in an executive capacity in the corporate development area for more than the past five years.

Steven E. Simms......................  Mr. Simms was appointed Vice President and Group Executive of Parent in
                                       1996. He had previously served Black & Decker, most recently as
                                       President--Worldwide Accessories Business.

Mark C. DeLuzio......................  Mr. DeLuzio was appointed Vice President-Parent Corporation Business
                                       System ('DBS') of Parent in 1996. He has served Parent as Director--DBS and in financial and operating positions with Jacobs Vehicle Systems, Inc.
                                       for more than the past five years.

Dennis A. Longo......................  Mr. Longo was appointed Vice President--Human Resources in May 1997. He has served Parent in human resource management positions since 1991.

     The Purchaser. The name and position with the Purchaser of each director and executive officer of the Purchaser are set forth below. The business address, present principal occupation or employment, five-year employment history and citizenship of each such person is set forth above.

NAME                                            POSITION WITH THE PURCHASER
----------------------------------------------  ----------------------------------------------
George M. Sherman.............................  President and Director
Patrick W. Allender...........................  Vice President, Treasurer and Director
C. Scott Brannan..............................  Vice President, Secretary and Director
James H. Ditkoff..............................  Vice President
Daniel L. Comas...............................  Vice President

                                                                     SCHEDULE II

                  CHAPTER 13 OF THE GENERAL CORPORATION LAW OF
                            THE STATE OF CALIFORNIA
                               DISSENTERS' RIGHTS
                         LEGISLATIVE COMMITTEE COMMENT
                                (1975)--ASSEMBLY
                                  [CORRECTED]

     Dissenters' rights are generally eliminated for shares having a highly liquid public market (i.e., listed on the New York or American stock exchange or included on the OTC margin stock list published by the Federal Reserve Board). However, dissenters' rights will exist with respect to such shares if they are subject to certain restrictions upon transfer or a substantial proportion (5%) of the holders of a particular class of shares demand appraisal rights.

     If dissenters' rights exist due to these exceptions, the holder is generally required to vote against the reorganization and demand payment in cash for the fair market value of his shares not later than the shareholder meeting at which the reorganization is approved. The new law also requires the corporation to include in the notice of such meeting a statement of the possible existence of a procedure for perfecting dissenters' rights.

     The fair market value of the shares is determined as of the day before the first announcement of the terms of the proposed merger. If an appraisal action is initiated in court by a dissenter and the appraised price exceeds 125% of the fair market value of the shares as determined by the corporation, the corporation may be required to pay all of the costs of the action, including attorney's and other fees.

     The provisions regulating corporate repurchases of its own shares apply to the purchase of dissenting shares is prevented thereunder, the holder of such shares becomes a creditor of the corporation but subordinated to all other creditors of the corporation.

SECTION 1300 REORGANIZATION OR SHORT-FORM MERGER; DISSENTING SHARES; CORPORATE PURCHASE AT FAIR MARKET VALUE; DEFINITIONS

     (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

     (b) As used in this chapter, 'dissenting shares' means shares which come within all of the following descriptions:


          (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of
     Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

          (2) Which were outstanding on that date for the termination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
     (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
     (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

          (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

     (c) As used in this chapter,'dissenting shareholder' means the recordholder of dissenting shares and includes a transferee of record.

     (Amended by Stats.1990, c. 1018 (A.B.2259), Section 2; Stats.1993, c. 543
(A.B.2063), Section 13.)

SECTION 1301 NOTICE TO HOLDERS OF DISSENTING SHARES IN REORGANIZATIONS; DEMAND FOR PURCHASE; TIME; CONTENTS

     (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section l52) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections.

The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

     (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

     (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

     (Added by Stats.1975, c. 682, Section 7, eff. Jan. 1, 1977. Amended by Stats.1976, c. 641, Section 21.6, eff. Jan. 1, 1977; Stats.1980, c. 501, p.
1052, Section 5; Stats.1980, c. 1155, p. 3831, Section 1.)

SECTION 1302 SUBMISSION OF SHARE CERTIFICATES FOR ENDORSEMENT; UNCERTIFICATED SECURITIES

     Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

     (Added by Stats.1975, c. 682, Section 7, eff. Jan. 1, 1977. Amended by Stats.1986, c. 766, Section 23.)

SECTION 1303 PAYMENT OF AGREED PRICE WITH INTEREST; AGREEMENT FIXING FAIR MARKET VALUE; FILING; TIME OF PAYMENT

     (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

     (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

     (Added by Stats.1975, c. 682, Section 7, eff. Jan. 1, 1977. Amended by Stats.1980, c. 501, p. 1053, Section 6, Stats.1986, c. 766, Section 24.)

SECTION 1304 ACTION TO DETERMINE WHETHER SHARES ARE DISSENTING SHARES OR FAIR MARKET VALUE; LIMITATION; JOINDER; CONSOLIDATION; DETERMINATION OF ISSUES; APPOINTMENT OF APPRAISERS

     (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

     (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

     (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

     (Added by Stats.1975, c. 682, Section 7, eff. Jan. 1, 1977.)

SECTION 1305 REPORT OF APPRAISERS; CONFIRMATION; DETERMINATION BY COURT; JUDGMENT; PAYMENT; APPEAL; COSTS


     (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

     (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

     (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

     (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

     (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

     (Added by Stats.1975, c. 682, Section 7, eff. Jan. 1, 1977. Amended by Stats.1976, c. 641, Section 22, eff. Jan. 1, 1977; Stats.1977, c. 235, p. 1068,
Section 16; Stats.1986, c. 766, Section 25.)

SECTION 1306 PREVENTION OF IMMEDIATE PAYMENT; STATUS AS CREDITORS; INTEREST

     To the extent that the provisions of Chapter 5 prevent the payment to any holders to dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

     (Added by Stats.1975, c. 682, Section 7, eff. Jan. 1, 1977.)


SECTION 1307 DIVIDENDS ON DISSENTING SHARES

     Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares of (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

     (Added by Stats.1975, c. 682, Section 7, eff. Jan. 1, 1977.)

SECTION 1308 RIGHTS OF DISSENTING SHAREHOLDERS PENDING VALUATION; WITHDRAWAL OF DEMAND FOR PAYMENT

     Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

     (Added by Stats.1975, c. 682, Section 7, eff. Jan. 1, 1977.)

SECTION 1309 TERMINATION OF DISSENTING SHARE AND SHAREHOLDER STATUS

     Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

          (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

          (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

          (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

          (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.


     (Added by Stats.1975, c. 682, Section 7, eff. Jan. 1, 1977.)

SECTION 1310 SUSPENSION OF RIGHT TO COMPENSATION OR VALUATION PROCEEDINGS; LITIGATION OF SHAREHOLDERS' APPROVAL

     If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

     (Added by Stats.1975, c. 682, Section 7, eff. Jan. 1, 1977.)

SECTION 1311 EXEMPT SHARES

     This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

     (Added by Stats.1975, c. 682, Section 7, eff. Jan. 1, 1977. Amended by Stats.1988, c. 919, Section 8.)

SECTION 1312 RIGHT OF DISSENTING SHAREHOLDER TO ATTACK, SET ASIDE OR RESCIND MERGER OR REORGANIZATION; RESTRAINING ORDER OR INJUNCTION; CONDITIONS

     (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attach the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

     (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attach the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

     (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

     (Added by Stats.1975, c. 682, Section7, eff. Jan. 1, 1977. Amended by Stats.1976, c. 641, Section 22.5, eff. Jan. 1, 1977; Stats.1988, c. 919,
Section 9.)

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or such shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

              By Hand:                              By Mail:                       By Overnight Courier:
    First Chicago Trust Company           First Chicago Trust Company           First Chicago Trust Company
            of New York                           of New York                           of New York
   Attention: Tenders & Exchanges        Attention: Tenders & Exchanges        Attention: Tenders & Exchanges
  c/o THE DEPOSITORY TRUST COMPANY       P.O. Box 2569, Suite 4660-PSC                 Suite 4680-PSC
      55 Water Street, DTC TAD             Jersey City, NJ 07303-2569            14 Wall Street, 8th Floor
  Vietnam Veterans Memorial Plaza                                                    New York, NY 10005
         New York, NY 10041

                                      Facsimile for Eligible Institutions:
                                                 (201) 222-4720
                                                       or
                                                 (201) 222-4721
                                              To confirm fax only:
                                                 (201) 222-4707

     Any questions or requests for assistance may be directed to the Dealer Manager or the Information Agent at their respective telephone numbers and locations listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent at its address and telephone numbers set forth below. You may also contact your broker, dealer, commercial bank or trust company or nominee for assistance concerning the Offer.

                      The Dealer Manager for the Offer is:

                                  Furman Selz
                                230 Park Avenue
                            New York, New York 10169
                                 (888) 584-4166

                    The Information Agent for the Offer is:

                             D.F. King & Co., Inc.
                                77 Water Street
                            New York, New York 10005
                           (800) 848-3409 (Toll Free)